Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-quarter Financial Highlights

  Net sales were $213.0 million, an increase of 20.0% compared to Q4 2015. Net sales increased 11.8% as a result of the Q2 2016 acquisition in AEC (see Tables 1 and 2).
  Net income attributable to the Company was $15.8 million ($0.49 per share), compared to $37.6 million ($1.17 per share) in Q4 2015. Income tax-related adjustments increased earnings per share by $0.08 in 2016 and $0.93 in 2015 (see Table 16).
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.36 per share, compared to $0.46 in Q4 2015 (see Table 16).
  Net income attributable to the Company in Q4 2016, both as reported and excluding adjustments, was reduced by a pre-tax charge of $2.5 million ($0.05 per share) as a result of a loss caused by the theft of cash from the Company’s subsidiary in Japan and by $0.8 million ($0.01 per share) of integration costs (see Table 12).
  Adjusted EBITDA (a non-GAAP measure) was $38.3 million, including the loss in Japan and integration costs, compared to $38.7 million in Q4 2015 (see Tables 7 and 8).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 8, 2017--Albany International Corp. (NYSE:AIN) reported that Q4 2016 net income attributable to the Company was $15.8 million, including a net benefit of $2.5 million for income tax adjustments. Q4 2015 net income attributable to the Company was $37.6 million, including favorable income tax adjustments of $29.8 million.

Q4 2016 income before income taxes was $20.8 million, including restructuring charges of $0.7 million and gains of $3.2 million from foreign currency revaluation. Q4 2015 income before income taxes was $11.3 million, including restructuring charges of $9.9 million and losses of $0.6 million from foreign currency revaluation. Q4 2016 income before income taxes included a charge of $2.5 million related to a loss caused by a theft of cash from the Company’s subsidiary in Japan and $0.8 million of integration costs related to the recent AEC acquisition.

As previously reported, in the second quarter of 2016, the Company completed the acquisition of Harris Corporation’s composite aerostructures division, which is located in Salt Lake City (referred to below as “SLC”). Table 1 summarizes key financial metrics of the acquired business, which is included in the AEC segment:

Table 1

(in thousands)	Three Months ended December 31, 2016	For the period April 8, 2016 to December 31, 2016
Net sales (GAAP)	$21,021	$67,011
Gross profit (GAAP)	2,705	9,375
Selling, technical, general and research expenses(GAAP)	3,890	10,310
Restructuring expenses(GAAP)	311	311
Operating (loss) (GAAP)	(1,496)	(1,246)
Depreciation and amortization (D&A) (GAAP)	2,847	10,231
EBITDA [Operating (loss) + D&A] (Non-GAAP)	1,351	8,985
Adjusted EBITDA [Operating (loss)+ Restructuring + D&A] (Non-GAAP)	$1.662	$9,296

Table 2 summarizes net sales and the effect of changes in currency translation rates:

Table 2

	Net Sales Three Months ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, excluding percentages)	2016	2015
Machine Clothing (MC)	$144,744	$145,004	-0.2%	($968)	0.5%
Albany Engineered Composites (AEC)	68,302	32,462	110.4%	(201)	111.0%
Total	$213,046	$177,466	20.0%	($1,169)	20.7%

In comparison to Q4 2015, MC net sales were essentially flat in every region. The increase in AEC net sales was due to the acquisition and growth in LEAP.

Fourth-quarter gross profit increased to $77.3 million in 2016 from $71.7 million in 2015. Gross profit margin in Q4 2016 was 36.3% compared to 40.4% in Q4 2015, reflecting the change in the business mix due to higher AEC sales. MC gross profit was $67.8 million (46.8% of net sales) in Q4 2016, compared to $68.8 million (47.4% of net sales) in Q4 2015. AEC gross profit increased to $9.8 million in Q4 2016, compared to $3.3 million in Q4 2015, due to higher sales.

Q4 2016 selling, technical, general, and research (STG&R) expenses were $49.8 million, or 23.4% of net sales, including gains of $2.0 million from the revaluation of nonfunctional-currency assets and liabilities, and expenses of $0.8 million related to the integration of SLC. Q4 2015 STG&R expenses were $46.9 million, or 26.4% of net sales, including gains of $0.5 million from the revaluation of nonfunctional-currency assets and liabilities. The reduction in STG&R expenses as a percent of net sales in 2016 reflects the relative growth in AEC which carries lower STG&R expenses as a percent of net sales.

The following table summarizes fourth-quarter expenses associated with internally funded research and development by segment:

Table 3

	Research and development expenses by segment Three Months ended December 31,
(in thousands)	2016	2015
Machine Clothing	$4,188	$5,487
Albany Engineered Composites	3,672	2,495
Corporate expenses	-	194
Total	$7,860	$8,176

The following table summarizes fourth-quarter operating income by segment:

Table 4

	Operating Income/(loss) Three Months ended December 31,
(in thousands)	2016	2915
Machine Clothing	$39,946	$30,342
Albany Engineered Composites	(1,280)	(1,843)
Corporate expenses	(11,836)	(13,634)
Total	$26,830	$14,865

Segment operating income was affected by restructuring and currency revaluation as shown in Table 5 below:

Table 5

(in thousands)	Expenses/(gain) in Q4 2016 resulting from Restructuring Revaluation		Expenses/(gain) in Q4 2015 resulting from Restructuring Revaluation
Machine Clothing	$150	($2,050)	$8,282	($542)
Albany Engineered Composites	526	11	-	-
Corporate expenses	47	-	1,635	-
Total	$723	($2,039)	$9,917	($542)

Q4 2016 Other income/expense, net, was expense of $2.1 million, including income related to the revaluation of nonfunctional-currency balances of $1.2 million, and a $2.5 million charge related to a loss caused by a theft of cash from the Company’s subsidiary in Japan. Q4 2015 Other income/expense, net, was expense of $1.6 million, including losses related to the revaluation of nonfunctional-currency balances of $1.1 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 6

	Income/(loss) attributable to currency revaluation Three Months ended December 31
(in thousands)	2016	2015
Operating income	$2,039	$542
Other income/(expense), net	1,170	(1,092)
Total	$3,209	($550)

The Company’s income tax rate based on income from continuing operations was 35.3% for Q4 2016, compared to 31.8% for Q4 2015. The increase in the tax rate was due to a change in the mix of pre-tax income among the jurisdictions in which we operate. Discrete tax items and the effect of a change in the tax rate from the previous quarter decreased income tax expense by $2.5 million in Q4 2016 and $29.8 million in Q4 2015. The Q4 2015 amount included a tax benefit of $28.6 million related to the elimination of the value of the Company’s investment in its German subsidiary.

The following tables provide a reconciliation of operating income and net income to EBITDA and Adjusted EBITDA:

Table 7

Three Months ended December 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$39,946	$(1,280)	($11,836)	$26,830
Interest, taxes, other income/expense	-	-	(10,844)	(10,844)
Net income (GAAP)	39,946	(1,280)	(22,680)	15,986
Interest expense, net	-	-	3,854	3,854
Income tax expense	-	-	4,841	4,841
Depreciation and amortization	8,583	6,433	1,221	16,237
EBITDA (non-GAAP)	48,529	5,153	(12,764)	40,918
Restructuring expenses, net	150	526	47	723
Foreign currency revaluation (gains)/losses	(2,050)	11	(1,170)	(3,209)
Pretax (income) attributable to non-controlling interest in ASC	-	(160)	-	(160)
Adjusted EBITDA (non-GAAP)	$46,629	$5,530	($13,887)	$38,272

Table 8

Three Months ended December 31, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$30,342	$(1,843)	($13,634)	$14,865
Interest, taxes, other income/expense	-	-	22,601	22,601
Net income (GAAP)	30,342	(1,843)	8,967	37,466
Interest expense, net	-	-	1,935	1,935
Income tax (benefit)	-	-	(26,185)	(26,185)
Depreciation and amortization	9,425	3,295	2,113	14,833
EBITDA (non-GAAP)	39,767	1,452	(13,170)	28,049
Restructuring expenses, net	8,282	-	1,635	9,917
Foreign currency revaluation (gains)/losses	(542)	-	1,092	550
Pretax loss attributable to non-controlling interest in ASC	-	135	-	135
Adjusted EBITDA (non-GAAP)	$47,507	$1,587	($10,443)	$38,651

Capital expenditures were $24.7 million in Q4 2016, compared to $10.3 million in Q4 2015, primarily due to the ramp in AEC programs. Depreciation and amortization was $16.2 million in Q4 2016, compared to $14.8 million in Q4 2015. As noted in Table 1, depreciation and amortization for SLC was $2.8 million in Q4 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Cash decreased about $15 million during Q4 to $182 million, as the Company used cash to pay down debt and cover significant capital expenditures. As a result, total debt at the end of the year was $485 million, a decrease of $7 million compared to the end of Q3, and net debt (total debt less cash, see Table 17) increased by about $8 million to $303 million. At the end of Q4, the Company had utilized $418 million of its $550 million credit facility. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.30 as of the end of the year.

“Capital expenditures in Q4 were $25 million, bringing the full-year total to $79 million. Due to the continued ramp up of AEC programs and the carry-over of a number of projects from 2016, we currently estimate full-year total Company capital expenditures in 2017 to be $95 million to $105 million. Assuming no significant change in the timing of any of our major programs, 2017 should represent the peak in annual capital expenditures between now and 2020.

“The Company’s income tax rate based on income from continuing operations was 35% in 2016. We expect a similar tax rate in 2017, assuming no significant change to the Company’s repatriation program. Cash paid for income taxes during the year was about $23 million and is expected to total $25 million to $30 million in 2017.

“During Q4, we became aware of a theft of cash from our subsidiary in Japan by a third party. After an extensive investigation and detailed substantive procedures to ensure the accuracy of our financial statements, we concluded that a Q4 2016 charge of $2.5 million was necessary to reflect the impact of this loss. While some of the loss occurred in prior periods, the majority occurred in Q4 2016. The amount of the loss that occurred prior to Q4 2016 was not material and, accordingly, the Company does not expect to restate any previously issued financial statements. We are in the process of evaluating the impact of this loss on our internal controls assessment and the results of this evaluation will be appropriately reflected in our Annual Report on Form 10-K.”

CEO Comments

CEO Joseph Morone said, “In Q4 2016 both Albany businesses again performed well, as AEC generated especially strong growth and MC continued to generate strong profitability. Unfortunately, we had to take a $2.5 million charge in Q4 due to a theft by a third party in a small operation in Japan. Even so, the Company ended the quarter and full year with sales and net income in line with our expectations, and with AEC poised for rapidly accelerating growth and MC for continued strong profitability in 2017 and beyond.

“Q4 2016 sales in MC were essentially flat compared to Q4 2015. From a regional perspective, Q4 year-over-year sales were stable in every major geographic market. From a grade perspective, Q4 year-over-year publication sales declined by another 10%, but the decline was offset by incremental growth in the other grades. We continue to be encouraged by new product performance and especially by the potential of the new technology platform in the tissue, nonwovens, pulp, building products and corrugator grades, which together accounted for 35% of total sales in Q4 2016. For the full year, 2016 sales dropped 4.3% primarily because of the declines in publication grades coupled with weakness in South America.

“Q4 gross margin once again held close to 47%, due in large measure to good plant utilization despite year-end slowdowns. As a result, full-year profitability was once again strong, with slightly improved gross margins, improved segment net income and Adjusted EBITDA at the high end of our normal $180 million to $195 million range.

“Looking ahead to 2017, we expect recent market trends to continue. Publication sales will likely continue to decline, but now that they comprise only 25% of total sales, and as the other grades hold steady or grow incrementally, we expect an easing of the recent trend of downward year-over-year comparisons in MC sales. As for profitability, after two years of favorable currency and inflationary environments, we expect some regression toward the mean in 2017, and as a result, we expect full-year Adjusted EBITDA to pull back from the high end toward the middle of that $180 million to $195 million range. The primary risks to this outlook are associated with macro-economic and geo-political conditions.

“AEC sales grew to $68 million in Q4, compared to an average of close to $50 million for the previous two quarters. The sequential growth was driven primarily by the LEAP program. Sales from our recently acquired Salt Lake City operation (SLC) were stable. Excluding SLC, Q4 sales were $47 million compared to $32 million in Q4 2015. For the full year, including nearly three quarters of sales from SLC, sales were $197 million. Excluding SLC, sales for the year were $131 million compared to $101 million in 2015.

“Q4 performance was particularly strong in the LEAP, F-35 JSF LiftFan®, and Boeing 787 Fuselage Frames programs. More generally, AEC remains on track for the ramp up in all of its major growth programs. Although demand has reportedly softened in some segments of the aerospace industry, the near- and long-term demand outlook for AEC’s major growth programs remains robust. Meanwhile, R&D and new business development continues to progress on each of the three fronts discussed on our last call: incremental new sales on existing aerospace platforms, development of opportunities on potentially new aerospace platforms, and the continuing probe into the automotive market.

“AEC profitability continued to improve during the fourth quarter; segment net income/loss improved to a loss of $1.3 million and Adjusted EBITDA grew to $5.5 million. Q4 2016 results include costs of roughly $1 million associated with SLC integration and the consolidation of AEC legacy programs into our Texas operation, and a $1 million per quarter acceleration in R&D spending to support a cross section of the growth and new business development initiatives mentioned above. Good progress was made during the quarter on integration, particularly in the major effort to integrate ERP systems, which resulted in SLC going live at the beginning of February. All business-wide functions, such as finance, human resources, procurement, information technology and business development are now fully integrated, and our focus is now shifting almost exclusively to strengthening operational execution. While much remains to be done in 2017, our experience in Q4 suggests that AEC is firmly on track toward our long-term stated objective of 18%-20% EBITDA margins by 2020, on at least $450 million of sales.

“Turning to our short-term outlook, driven by accelerating ramps in LEAP, Boeing 787 Fuselage Frames, and F-35 JSF airframe components, we look for AEC sales to grow by 25% to 35% for each of the next two years. And, driven by the effects of integration, STG&R leverage, and learning curve effects, we expect gradually strengthening margins through the period. The primary risk factor for AEC will continue to be execution, especially during this period of ramp ups across multiple programs and sites.

“In sum, apart from the theft in Japan, this was a strong quarter and full year for both businesses, with continued strong competitive performance and profitability in MC, accelerating growth in AEC, and good progress on the integration of our recently acquired SLC operation. For 2017, for MC, we look for Adjusted EBITDA in the upper half of the normal $180 million to $195 million range; and for AEC, rapidly accelerating sales and gradually improving margins.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to EBITDA measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 9

	Net Sales Year ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, except percentages)	2016	2015
Machine Clothing	$582,190	$608,581	-4.3%	($2,840)	-3.9%
Albany Engineered Composites	197,649	101,287	95.1%	(139)	95.3%
Total	$779,839	$709,868	9.9%	($2,979)	10.3%

Table 10

Year ended December 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$152,529	($15,363)	($45,390)	$91,776
Interest, taxes, other income/expense	-	-	(38,964)	(38,964)
Net income (GAAP)	152,529	(15,363)	(84,354)	52,812
Interest expense, net	-	-	13,464	13,464
Income tax expense	-	-	25,454	25,454
Depreciation and amortization	36,428	24,211	6,822	67,461
EBITDA (non-GAAP)	188,957	8,848	(38,614)	159,191
Restructuring expenses, net	6,069	2,314	(7)	8,376
Foreign currency revaluation losses/(gains)	(404)	16	(3,525)	(3,913)
Acquisition expenses	-	5,367	-	5,367
Pre-tax income attributable to non-controlling interest in ASC	-	(125)	-	(125)
Adjusted EBITDA (non-GAAP)	$194,622	$16,420	($42,146)	$168,896

Table 11

Year ended December 31, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$141,311	($28,478)*	($48,938)	$63,895
Interest, taxes, other income/expense	-	-	(6,630)	(6,630)
Net income (GAAP)	141,311	(28,478)	(55,568)	57,265
Interest expense, net	-	-	9,984	9,984
Income tax (benefit)	-	-	(5,787)	(5,787)
Depreciation and amortization	39,503	12,140	8,471	60,114
EBITDA (non-GAAP)	180,814	(16,338)	(42,900)	121,576
Restructuring expenses, net	22,211	-	1,635	23,846
Foreign currency revaluation losses/(gains)	(5,075)	(17)	1,498	(3,594)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax loss attributable to non-controlling interest in ASC	-	20	-	20
Adjusted EBITDA (non-GAAP)	$197,950	($16,335)	($40,639)	$140,976
*includes $14 million BR725 charge

Table 12

Three Months ended December 31, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$723	$255	$468	$0.01
Foreign currency revaluation gains	3,209	1,133	2,076	0.06
Expenses related to integration of acquired business	762	290	472	0.01
Loss due to theft	2,506	877	1,629	0.05
Favorable effect of change in income tax rate	-	1,278	1,278	0.04
Net discrete income tax benefit	-	1,243	1,243	0.04

Table 13

Three Months ended December 31, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$9,917	$3,154	$6,763	$0.21
Foreign currency revaluation losses	550	175	375	0.01
Favorable effect of change in income tax rate	-	2,489	2,489	0.08
Net discrete income tax benefit	-	27,287	27,287	0.85

Table 14

Year ended December 31, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$8,376	$3,220	$5,156	$0.16
Foreign currency revaluation gains	3,913	1,389	2,524	0.07
Acquisition expenses	5,367	1,933	3,434	0.11
Loss due to theft	2,506	877	1,629	0.05
Net discrete income tax benefit	-	2,175	2,175	0.07

Table 15

Year ended December 31, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$23,846	$8,434	$15,412	$0.48
Foreign currency revaluation gains	3,594	1,422	2,172	0.07
Gain on sale of investment	872	331	541	0.02
Net discrete income tax benefit	-	22,174	22,174	0.69
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 16

	Three Months ended December 31,		Years ended December 31,
Per share amounts (Basic)	2016	2015	2016	2015
Net income attributable to the Company, reported (GAAP)	$0.49	$1.17	$1.64	$1.79*
Adjustments:
Restructuring expenses, net	0.01	0.21	0.16	0.48
Discrete tax adjustments and effect of change in income tax rate	(0.08)	(0.93)	(0.07)	(0.69)
Foreign currency revaluation (gains)/ losses	(0.06)	0.01	(0.07)	(0.07)
Acquisition expenses	-	-	0.11	-
Gain on the sale of investment	-	-	-	(0.02)
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.36	$0.46	$1.77	$1.49
*includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 17

(in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Notes and loans payable	$312	$343	$531	$590	$587
Current maturities of long-term debt	51,666	1,462	566	16	16
Long-term debt	432,918	490,003	485,215	255,076	265,080
Total debt	484,896	491,808	486,312	255,682	265,683
Cash and cash equivalents	181,742	196,170	176,025	169,615	185,113
Net debt	$303,154	$295,638	$310,287	$86,067	$80,570

The following table contains the reconciliation of MC 2017 projected Adjusted EBITDA to MC 2017 projected net income:

Table 18

Machine Clothing Full Year 2017 Outlook (in millions)	Estimated range for full year
Net Income (GAAP)	$148-$157
Depreciation and amortization	(32-38)
EBITDA (non-GAAP)	$180-$195
Less Restructuring expenses net	*
Less Foreign currency revaluation losses	*
Adjusted EBITDA (non-GAAP)	$180-$195
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic, geopolitical and paper-industry trends and conditions during 2016 and in future years; expectations in 2017 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,

2016	2015		2016	2015

$213,046	$177,466	Net sales	$779,839	$709,868
135,714	105,800	Cost of goods sold	479,271	431,182

77,332	71,666	Gross profit	300,568	278,686
39,115	35,518	Selling, general, and administrative expenses	160,112	146,192
10,664	11,366	Technical, product engineering, and research expenses	40,304	44,753
723	9,917	Restructuring expenses, net	8,376	23,846

26,830	14,865	Operating income	91,776	63,895
3,854	1,935	Interest expense, net	13,464	9,984
2,149	1,649	Other expense, net	46	2,433

20,827	11,281	Income before income taxes	78,266	51,478
4,841	(26,185)	Income tax expense/(benefit)	25,454	(5,787)

15,986	37,466	Net income	52,812	57,265
190	(114)	Net income/(loss) attributable to the noncontrolling interest	79	(14)
$15,796	$37,580	Net income attributable to the Company	$52,733	$57,279

$0.49	$1.17	Earnings per share attributable to Company shareholders - Basic	$1.64	$1.79

$0.49	$1.17	Earnings per share attributable to Company shareholders - Diluted	$1.64	$1.79

		Shares of the Company used in computing earnings per share:
32,107	32,016	Basic	32,086	31,978

32,145	32,059	Diluted	32,125	32,088

$0.17	$0.17	Dividends per share, Class A and Class B	$0.68	$0.67

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$181,742	$185,113
Accounts receivable, net	171,193	146,383
Inventories	133,906	106,406
Income taxes prepaid or receivable	5,213	2,927
Asset held for sale	-	4,988
Prepaid expenses and other current assets	9,251	6,243
Total current assets	501,305	452,060

Property, plant and equipment, net	422,564	357,470
Intangibles	66,454	154
Goodwill	160,375	66,373
Income taxes receivable and deferred	68,865	108,945
Contract receivables	14,045	-
Other assets	29,825	24,560
Total assets	$1,263,433	$1,009,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$312	$587
Accounts payable	43,305	26,753
Accrued liabilities	95,195	91,785
Current maturities of long-term debt	51,666	16
Income taxes payable	9,531	7,090
Total current liabilities	200,009	126,231

Long-term debt	432,918	265,080
Other noncurrent liabilities	106,827	101,544
Deferred taxes and other credits	12,389	14,154
Total liabilities	752,143	507,009

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,319,266 in 2016
and 37,238,913 in 2015	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2016 and 3,235,048 in 2015	3	3
Additional paid in capital	425,953	423,108
Retained earnings	522,855	491,950
Accumulated items of other comprehensive income:
Translation adjustments	(133,298)	(108,655)
Pension and postretirement liability adjustments	(51,719)	(48,725)
Derivative valuation adjustment	828	(1,464)
Treasury stock (Class A), at cost 8,443,444 shares in 2016
and 8,455,293 shares in 2015	(257,136)	(257,391)
Total Company shareholders' equity	507,523	498,863
Noncontrolling interest	3,767	3,690
Total equity	511,290	502,553
Total liabilities and shareholders' equity	$1,263,433	$1,009,562

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Years ended
December 31,			December 31,
2016	2015		2016	2015
		OPERATING ACTIVITIES
$15,986	$37,466	Net income	$52,812	$57,265
		Adjustments to reconcile net income to net cash provided by operating activities:
13,370	13,124	Depreciation	58,106	52,974
2,867	1,709	Amortization	9,355	7,140
(222)	3,891	Change in other noncurrent liabilities	(6,504)	2,159
6,663	(32,186)	Change in deferred taxes and other liabilities	5,889	(29,517)
1,369	608	Provision for write-off of property, plant and equipment	2,778	867
211	-	Non-cash interest expense	564	-
-	-	Gain on disposition of assets	-	(1,056)
(34)	(21)	Excess tax benefit of options exercised	(150)	(624)
551	422	Compensation and benefits paid or payable in Class A Common Stock	2,433	1,707
51	103	Write-off of pension liability due to settlement	51	103
-	(13)	Fair value adjustment on available-for-sale assets	-	3,212
		Changes in operating assets and liabilities that provide/(use) cash, net of impact of business acquisition:
(6,205)	3,983	Accounts receivable	(12,697)	(404)
366	2,480	Inventories	(12,520)	(8,277)
707	2,110	Prepaid expenses and other current assets	(2,595)	1,253
(3,943)	(2,564)	Income taxes prepaid and receivable	(2,206)	(3,156)
3,652	(1,534)	Accounts payable	2,108	(6,001)
5,048	1,220	Accrued liabilities	1,312	2,081
(2,601)	5,085	Income taxes payable	1,398	9,072
(14,045)	-	Contract receivables	(14,045)	-
3,900	809	Other, net	(6,571)	7,139
27,691	36,692	Net cash provided by operating activities	79,518	95,937

		INVESTING ACTIVITIES
-	-	Purchase of business, net of cash acquired	(187,000)	-
(21,215)	(8,933)	Purchases of property, plant and equipment	(71,244)	(48,622)
(986)	(1,384)	Purchased software	(2,248)	(1,973)
517	-	Proceeds from sale or involuntary conversion of assets	6,939	2,797
(21,684)	(10,317)	Net cash used in investing activities	(253,553)	(47,798)

		FINANCING ACTIVITIES
3,112	50,308	Proceeds from borrowings	235,907	95,126
(10,661)	(55,115)	Principal payments on debt	(34,356)	(102,215)
-	(2)	Debt acquisition costs	(1,771)	(1,673)
-	-	Swap termination payment	(5,175)	-
63	98	Proceeds from options exercised	517	1,897
34	21	Excess tax benefit of options exercised	150	624
(5,458)	(5,442)	Dividends paid	(21,812)	(21,088)
(12,910)	(10,132)	Net cash provided by/(used in) financing activities	173,460	(27,329)

(7,525)	(2,910)	Effect of exchange rate changes on cash and cash equivalents	(2,796)	(15,499)

(14,428)	13,333	(Decrease)/increase in cash and cash equivalents	(3,371)	5,311
196,170	171,780	Cash and cash equivalents at beginning of period	185,113	179,802
$181,742	$185,113	Cash and cash equivalents at end of period	$181,742	$185,113

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com